Execution Copy

__________________________________________________________

CREDIT AGREEMENT

Dated as of November 18, 2010

among

ARVINMERITOR, INC.

as the Borrower

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

CITICORP USA, INC.
as Administrative Agent

and

as Issuing Bank

THE BANK OF NEW YORK MELLON

as Paying Agent
__________________________________________________________

i

4.2.	Changes in Capital Adequacy Regulations	27
4.3.	Availability of Types of Advances	28
4.4.	Funding Indemnification	28
4.5.	Lender Statements; Survival of Indemnity	28

ARTICLE V: CONDITIONS PRECEDENT		29
5.1.	Conditions to Effectiveness and Issuance of the Letter of Credit	29
5.2.	Conditions to Certain Credit Events	30

ARTICLE VI: REPRESENTATIONS AND WARRANTIES		30
6.1.	Corporate Existence and Standing	30
6.2.	Authorization, Validity and Enforceability	30
6.3.	No Conflict; Consent	31
6.4.	Financial Statements	31
6.5.	Material Adverse Change	31
6.6.	Taxes	31
6.7.	Litigation and Contingent Obligations	31
6.8.	Subsidiaries	32
6.9.	ERISA; Foreign Plans; Multiemployer Plans	32
6.10.	Disclosure	32
6.11.	Regulation U	32
6.12.	Material Agreements	32
6.13.	Compliance With Laws	33
6.14.	Plan Assets; Prohibited Transactions	33
6.15.	Environmental Matters	33
6.16.	Investment Company Act	33
6.17.	Ownership of Properties	33
6.18.	Insurance	33
6.19.	No Default or Unmatured Default	33
6.20.	Solvency	34

ARTICLE VII: COVENANTS		34
7.1.	Affirmative Covenants	34
7.2.	Negative Covenants	35

ARTICLE VIII: DEFAULTS		39
8.1.	Defaults	39

ARTICLE IX: ACCELERATION; WAIVERS, AMENDMENTS AND REMEDIES		40
9.1.	Termination of Obligation with Respect to the Letter of Credit	40
9.2.	Preservation of Rights	41
9.3.	Amendments	41

ARTICLE X: GENERAL PROVISIONS		42
10.1.	Survival of Representations	42
10.2.	Governmental Regulation	42
10.3.	Accounting	42
10.4.	Headings	42
10.5.	Entire Agreement	42
10.6.	Several Obligations; Benefits of this Agreement	43
10.7.	Expenses; Indemnification	43
10.8.	Numbers of Documents	45
10.9.	Confidentiality	45
10.10.	Severability of Provisions	45
10.11.	Nonliability of Lenders	45
10.12.	GOVERNING LAW	45
10.13.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL	45

ARTICLE XI: THE ADMINISTRATIVE AGENT AND THE PAYING AGENT		47
11.1.	Appointment	47
11.2.	Rights as Lender	47
11.3.	Duties and Obligations	47
11.4.	Reliance on Documents and Counsel	47
11.5.	Subagents and Successors	48
11.6.	Lender Credit Decision	48

ARTICLE XII: SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS		49
12.1.	Setoff	49
12.2.	Ratable Payments	49
12.3.	Relations Among Lenders	49
12.4.	Disclosure	49
12.5.	Nonreliance	49
12.6.	Representations and Covenants Among Lenders	49

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		50
13.1.	Successors and Assigns	50
13.2.	Participations	50
13.3.	Assignments	51
13.4.	Dissemination of Information	53
13.5.	Tax Certifications	53

ARTICLE XIV: NOTICES		53
14.1.	Giving Notice	53
14.2.	Change of Address	54
14.3.	USA PATRIOT ACT NOTIFICATION	54

ARTICLE XV: COUNTERPARTS	55

EXHIBITS AND SCHEDULES

Exhibits
EXHIBIT A	--	Commitments

EXHIBIT B	--	Form of Interest Election Notice

EXHIBIT C	--	Form of Request for Letter of Credit

EXHIBIT D	--	Form of Assignment Agreement

EXHIBIT E	--	Form of Note

EXHIBIT F	--	Form of Letter of Credit

v

Schedules
Schedule 6.8	--	Subsidiaries

CREDIT AGREEMENT

    This CREDIT AGREEMENT, dated as of November 18, 2010, is entered into by and among ArvinMeritor, Inc., an Indiana corporation, as the Borrower, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, Citicorp USA, Inc., as Administrative Agent for the Lenders, and The Bank of New York Mellon, as Paying Agent. The parties hereto agree as follows:

ARTICLE I: DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES

    1.1. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

    As used in this Agreement:

    “1990 Senior Note Indenture” means that certain Indenture, dated as of July 3, 1990, between the Borrower (as successor to Arvin Industries, Inc.) and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee, as amended, restated, supplemented or otherwise modified from time to time.

    “1998 Senior Note Indenture” means that certain Indenture, dated as of April 1, 1998, between the Borrower (as successor to Meritor Automotive, Inc.) and BNY Midwest Trust Company (as successor to The Chase Manhattan Bank), as Trustee, as amended, restated, supplemented or otherwise modified from time to time.

    “2006 Senior Note Indenture” means that certain Indenture, dated as of March 7, 2006, between the Borrower and BNY Midwest Trust Company, as Trustee, as amended, restated, supplemented or otherwise modified from time to time.

    “2007 Senior Note Indenture” means that certain Indenture, dated as of February 8, 2007, between the Borrower and The Bank of New York Trust Company, as Trustee, as amended, restated, supplemented or otherwise modified from time.

    “Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the Eurodollar Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

    “Administrative Agent” means CUSA in its capacity as contractual representative for the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

    “Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

    “Affected Lender” is defined in Section 2.17 hereof.

    “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

    “Agents” means, collectively, the Administrative Agent and the Paying Agent.

    “Aggregate Commitment” means the aggregate of the Commitments then in effect of all the Lenders, as the same may be reduced from time to time pursuant to the terms hereof.

    “Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

    “Agreement Accounting Principles”, with respect to any computation required or permitted hereunder, means such accounting principles as are generally accepted as of the date of such computation.

    “Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall on any day be equal to the highest of:

    (i) the rate of interest announced publicly by Citibank in New York City and in effect on such day as Citibank’s base rate;

    (ii) 0.50% per annum above the Federal Funds Effective Rate in effect on such day; and

    (iii) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on a nationally recognized service such as Reuters Page LIBOR01 (or any successor page) as displaying the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) such day for a term of one month (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.

Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in Citibank’s base rate, the Federal Funds Effective Rate or the One-Month LIBOR Rate shall take effect at the time of such change in such base rate, the Federal Funds Effective Rate or the One-Month LIBOR Rate, respectively.

    “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

    “Assignment Agreement” means an assignment and assumption agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

    “Authorized Officer” means any of the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any Assistant Treasurer of the Borrower, or any person designated by any such Person in writing to the Administrative Agent from time to time, acting singly.

    “Base Rate Advance” means an Advance that bears interest based upon the Alternate Base Rate.

    “Base Rate Loan” means a Loan, or portion thereof, that bears interest based upon the Alternate Base Rate.

    “Benefit Plan” means any Plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have liability.

    “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

    “Borrower” means ArvinMeritor, Inc., an Indiana corporation, together with its successors and permitted assigns, including a debtor-in-possession on behalf of the Borrower.

    “Business Day” means any day, other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or required by law to close, and, when used in connection with a Eurodollar Rate Loan, a day of the year on which dealings are carried on in the London interbank market and banks are open for business in London.

    “Capital Stock” means stock of any class of a corporation.

    “Change” is defined in Section 4.2 hereof.

    “Citibank” means Citibank, N.A.

    “Citigroup” means Citigroup, Inc.

    “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

    “Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

    “Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower and to purchase participations in the Letter of Credit pursuant to Section 2.1 hereof.

    “Consolidated Funded Debt” means the Funded Debt of the Borrower and its Restricted Subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

    “Consolidated Net Tangible Assets” means, at any date of computation, the total amount of consolidated assets of the Borrower and its consolidated subsidiaries, less the sum of (i) all current liabilities, except for (A) any short-term debt, (B) any current portion of long-term debt and (C) any current portion of obligations under capital leases, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized debt premium) and other like intangibles as shown on a balance sheet of the Borrower and its consolidated subsidiaries prepared not more than 90 days prior to the date of computation, in all cases computed in accordance with generally accepted accounting principles.

    “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental Laws.

    “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss and shall include, without limitation, the contingent liability of such first Person under any letter of credit for which such first Person is in any way liable, but shall exclude any contingent liability with respect to trade letters of credit used to finance inventory or equipment obtained in the ordinary course of business.

    “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

    “corporation” includes corporations, associations, companies and business trusts.

    “Credit Exposure” at any time means the sum of the principal amount of the outstanding Loans plus the L/C Obligations at such time.

    “CUSA” means Citicorp USA, Inc.

    “Default” means an event described in Section 8.1 hereof.

    “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (i) failed to fund any portion of its participations in the Letter of Credit within three (3) Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such participation is based on such Lender’s good faith determination that the conditions precedent to funding such participation under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (ii) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (A) under this Agreement or (B) under other agreements in which it commits to extend credit unless, in the case of this clause (B), such obligation is subject to a good faith dispute, (iii) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective participations in the Letter of Credit (provided, that any such Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by the Administrative Agent), (iv) otherwise failed to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (v) (A) become or is insolvent or has a parent company that has become or is insolvent or (B) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof.

    “Dollar” and “$” means the lawful currency of the United States of America.

    “Effective Date” means the date on which the conditions set forth in Section 5.1 are satisfied or waived in accordance with Section 9.3.

    “Environmental Laws” means, with respect to any Person, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, in each case, applicable to such Person or its Property.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

    “Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Advance for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent (or of its principal banking Affiliate) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

    “Eurodollar Rate Advance” means an Advance that bears interest based upon the Eurodollar Rate.

    “Eurodollar Rate Loan” means a Loan, or portion thereof, that bears interest based upon the Eurodollar Rate.

    “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

    “Fee Letter” means the fee letter, dated as of the date hereof, between the Borrower, and CUSA, as amended, supplemented and modified from time to time.

    “Foreign Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is (i) maintained or contributed to for the benefit of employees of the Borrower, any of its Subsidiaries or any member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

    “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

    “Funded Debt” of any corporation means, at any date of computation, all Indebtedness for money borrowed by such corporation which by its terms matures more than 12 months after such date or which is extendible or renewable at the option of the obligor on such Indebtedness to a time more than 12 months after such date; provided, however, that (i) Funded Debt shall include all obligations in respect of lease rentals which, under generally accepted accounting principles, appear on a balance sheet of the obligor as a liability item other than a current liability, (ii) in the case of the Borrower, Funded Debt shall not include Subordinated Debt and (iii) outstanding Preferred Stock of a Restricted Subsidiary that is not owned by the Borrower or a Wholly-owned Restricted Subsidiary shall be deemed to constitute a principal amount of Funded Debt equal to the par value or involuntary liquidation value, whichever amount is higher, of such Preferred Stock.

    “Governmental Acts” is defined in Section 3.8(A) hereof.

    “Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

    “Indebtedness” of any corporation shall include all indebtedness, as determined in accordance with generally accepted accounting principles, created, incurred or assumed by such corporation or guaranteed by such corporation or indebtedness for which it is otherwise liable (such as by agreement to purchase indebtedness of, or to supply funds to or invest in, others), all amounts owing by such corporation under purchase money mortgages or other purchase money liens or conditional sale or other title retention agreements, and all indebtedness secured by any mortgage, security interest, pledge, lien or encumbrance upon property owned by such corporation, even though such corporation has not assumed or become liable for the payment of such indebtedness; provided, that, in computing the “Indebtedness” of any corporation, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depository in trust money (or evidences of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness, and thereafter such money and evidences of indebtedness so deposited shall not be included in any computation of the assets of such corporation.

    “Indemnified Matters” is defined in Section 10.7(B) hereof.

    “Indemnitees” is defined in Section 10.7(B) hereof.

    “Interest Election Notice” is defined in Section 2.7(D) hereof.

    “Interest Period” means, with respect to any Eurodollar Rate Advance:

    (i) initially, the period commencing on the date of the conversion of such Advance from a Base Rate Advance to a Eurodollar Rate Advance and ending one month thereafter; and

    (ii) thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Eurodollar Rate Advance and ending one month thereafter;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

    (A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

    (B) any Interest Period that would otherwise extend beyond the Stated Termination Date shall end on the Stated Termination Date.

    “IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

    “Issuing Bank” means CUSA in its capacity as issuer of the Letter of Credit pursuant to Section 3.2.

    “L/C Draft” means a draft drawn on the Issuing Bank pursuant to the Letter of Credit.

    “L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under the Letter of Credit and (ii) the aggregate outstanding amount of all Reimbursement Obligations at such time (excluding, for the avoidance of doubt, all such Reimbursement Obligations that have been refinanced with Loans pursuant to Section 3.5).

    “Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3 hereof but excluding any such institution that ceases to be a party hereto pursuant to an Assignment Agreement so delivered.

    “Lender Funding Supplement” means, for any Advance, 100% of Citigroup’s five-year offer-side credit default swap spread (as obtained by the Administrative Agent from the Markit Group Limited website) (i) in the case of any Eurodollar Rate Advance, on the date two (2) Business Days prior to the first day of the Interest Period for such Eurodollar Rate Advance, and (ii) in the case of any Base Rate Advance, on the day that such Base Rate Advance is made (each day described in clauses (i) and (ii) being a “Determination Date”). The Administrative Agent will determine the Lender Funding Supplement for each Advance no later than 11:00 a.m. on the Determination Date applicable to such Advance; provided, however, that in the event that the Lender Funding Supplement for such Advance is not available from Markit Group Limited on the Determination Date applicable to such Advance, the Lender Funding Supplement for such Advance will be 100% of Citigroup’s five-year credit default swap spread as determined by the Administrative Agent on the basis of quotations from leading dealers in the market for credit default swaps selected by the mutual agreement of the Administrative Agent and the Borrower. The Administrative Agent shall use commercially reasonable efforts to obtain at least three quotations for such credit default swap spread on such Determination Date and, if two or more quotations are obtained, the Lender Funding Supplement for such Advance shall be the arithmetic average of such quotations. If only one quotation is obtained and, in the Administrative Agent’s good faith judgment, such quotation is a reasonable value for such credit default swap spread, the Lender Funding Supplement for such Advance shall be such quotation. If the Lender Funding Supplement for any Advance cannot be determined pursuant to the preceding provisions of this definition, the Administrative Agent and the Borrower shall use commercially reasonable efforts to promptly agree on an alternative method of determination. If no alternative method is agreed on within 30 days after the Determination Date, the Lender Funding Supplement shall be reasonably determined by the Administrative Agent using customary investment banking conventions.

    “Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

    “Letter of Credit” has the meaning specified in Section 3.1 hereof.

    “Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 3.4 hereof.

    “Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.10(B), the Fee Letter, any Assignment Agreement and all other documents, instruments, notes and agreements executed in connection therewith or pursuant thereto, as the same may be amended, restated or otherwise modified and in effect from time to time.

    “Margin Stock” shall have the meaning ascribed to such term in Regulation U.

    “Material Adverse Effect” means a material adverse effect on (i) business, condition (financial or otherwise), operations, performance or Properties of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents or the Lenders thereunder.

    “Material Indebtedness” means (i) Indebtedness in an outstanding principal amount of $35,000,000 or more in the aggregate or (ii) any Indebtedness outstanding under any Senior Note Indenture that has not been defeased in full in accordance with the terms of the applicable Senior Note Indenture.

    “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

    “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to by either the Borrower or any member of the Controlled Group.

    “Obligations” means all Loans, Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Paying Agent, any Lender, any Affiliate of the Administrative Agent or any Lender, the Issuing Bank or any Indemnitee of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed or allowable) and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

    “Officers’ Certificate” means a certificate signed by an Authorized Officer of the Borrower and delivered to the Administrative Agent.

    “Opinion of Counsel” means a written opinion of legal counsel, who may (except as otherwise expressly provided in this Agreement) be counsel for the Borrower and who shall be reasonably acceptable to the Administrative Agent.

    “Other Taxes” is defined in Section 2.12(E)(ii) hereof.

    “Participants” is defined in Section 13.2(A) hereof.

    “Paying Agent” means The Bank of New York Mellon in its capacity as paying agent for the Lenders pursuant to Article XI hereof and any successor Paying Agent appointed pursuant to Article XI hereof.

    “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

    “Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Plan) in respect of which the Borrower or any member of the Controlled Group is an “employer” as defined in Section 3(5) of ERISA.

    “Preferred Stock” as applied to the stock of any corporation means any class of stock of such corporation that has a preference in respect of dividends or other distributions of assets, or in respect of amounts payable in the event of any voluntary or involuntary liquidation, dissolution and winding up of such corporation, over any class of stock of such corporation.

    “Principal Property” means any real property (including buildings and other improvements) of the Borrower or any Restricted Subsidiary whether currently owned or hereafter acquired (other than any property hereafter acquired for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or for purposes of developing a cogeneration facility or a small power production facility as such terms are defined in the Public Utility Regulatory Policies Act of 1978, as amended) that (i) has, at any date of determination, a book value in excess of 2.5% of Consolidated Net Tangible Assets and (ii) in the opinion of the board of directors is of material importance to the total business conducted by the Borrower and its Restricted Subsidiaries as a whole.

    “Pro Rata Share” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment (or if the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon such Lender’s share of the Credit Exposure at that time).

    “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

    “Purchasers” is defined in Section 13.3(A) hereof.

    “Register” is defined in Section 13.3(E) hereof.

    “Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

    “Reimbursement Obligation” is defined in Section 3.5 hereof.

    “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

    “Replacement Lender” is defined in Section 2.17 hereof.

    “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

    “Request for Letter of Credit” is defined in Section 3.2 hereof.

    “Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that if (x) the Commitments have not been terminated pursuant to the terms of this Agreement and (y) any Lender shall have failed to fund its Pro Rata Share of any Loan such Lender is obligated to fund under the terms of this Agreement and such failure has not been cured, then, for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of a Loan has not been so cured) whose Pro Rata Shares are greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders.

    “Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

    “Risk-Based Capital Guidelines” is defined in Section 4.2.

    “Secured Debt” means Indebtedness for money borrowed by the Borrower or a Restricted Subsidiary (other than Indebtedness owed by a Restricted Subsidiary to the Borrower, by a Restricted Subsidiary to another Restricted Subsidiary or by the Borrower to a Restricted Subsidiary) that is secured by (i) a mortgage or other lien on any Principal Property of the Borrower or a Restricted Subsidiary, or (ii) a pledge, lien or other security interest on any shares of stock or Indebtedness of a Restricted Subsidiary. The amount of Secured Debt at any time outstanding shall be the amount then owing thereon by the Borrower or a Restricted Subsidiary.

    “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

    “Senior Note Indenture” means each of (a) the 1990 Senior Note Indenture, (b) the 1998 Senior Note Indenture (c) the 2006 Senior Note Indenture, (d) the 2007 Senior Note

Indenture and (e) any other indenture (i) pursuant to which the Borrower shall have issued senior unsecured notes or convertible notes permitted under or not prohibited by each other agreement evidencing Indebtedness of the Borrower and (iii) that contains a restriction on the creation of liens, or a requirement of equal and ratable sharing of liens, if any, that is no more restrictive than the analogous provision of the 1998 Senior Note Indenture, 2006 Senior Note Indenture and 2007 Senior Note Indenture, and “Senior Note Indentures” means all of the foregoing, collectively.

    “Solvent” means, with respect to any Person (individually or together with its Subsidiaries (taken as a whole)) on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

    “Stated Termination Date” means December 20, 2015.

    “Statutory Reserve Rate” means for any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which the Administrative Agent (or its principal banking Affiliate) would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserve Rate.

    “Subordinated Debt” means any unsecured Indebtedness of the Borrower that: (i) has a final maturity subsequent to the Stated Termination Date; (ii) does not provide for mandatory payment or retirement prior to said date, whether by means of serial maturities or sinking fund or other analogous provisions or plan, fixed or contingent, requiring, or which on the happening of a contingency may require, the payment or retirement of such Indebtedness in amounts which as of any particular time would aggregate more than such portion of the original principal amount thereof as is obtained by multiplying such original principal amount by a fraction the numerator of which shall be the number of months elapsed from the date of creation of such Indebtedness to such time and the denominator of which shall be the number of months from the date of creation thereof to the final maturity thereof; and (iii) is expressly made subordinate and junior in right of payment to the Indebtedness of the Borrower hereunder and such other Indebtedness of the Borrower (except other Subordinated Debt) as may be specified in the instruments evidencing the Subordinated Debt or the indenture or other similar instrument under which it is issued (which indenture or other instrument shall be binding on all holders of such Subordinated Debt).

    “Subsidiary” means any corporation of which the Borrower, or the Borrower and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own outstanding shares of Capital Stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

    “Taxes” is defined in Section 2.12(E)(i) hereof.

    “Termination Date” means the earlier of (i) the Stated Termination Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.4 or 9.1 hereof.

    “Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate or appoint a Trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan or (vii) the termination or reorganization of a Multiemployer Plan.

    “Transferee” is defined in Section 13.4 hereof.

    “Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Rate Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

    “Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

    “Unrestricted Subsidiary” means (i) any Subsidiary that, in accordance with the provisions of this Agreement, has been designated by the Borrower as an Unrestricted Subsidiary, unless and until such Subsidiary shall, in accordance with the provisions of this Agreement, be designated by the Borrower as a Restricted Subsidiary; and (ii) any corporation of which any one or more Unrestricted Subsidiaries directly or indirectly own outstanding shares of Capital Stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

    “Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding Capital Stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by the Borrower or by one or more Wholly-owned Restricted Subsidiaries, or by the Borrower in conjunction with one or more Wholly-owned Restricted Subsidiaries.

    1.2. References. Any references to Subsidiaries of the Borrower set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Borrower and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II: LOAN FACILITY

    2.1. Loans.

    Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to participate in the Letter of Credit in accordance with Article III and to lend to the Borrower from time to time in an aggregate principal amount not exceeding such Lender’s Commitment in order to finance the Reimbursement Obligations; provided, that aggregate Credit Exposure shall not at any time exceed the Aggregate Commitments.

    2.2. Rate Options for all Advances; Maximum Interest Periods. Each Advance shall initially be a Base Rate Advance and shall continue as a Base Rate Advance until converted to a Eurodollar Rate Advance (or a combination of a Eurodollar Rate Advance and a Base Rate Advance) in accordance with Section 2.7. The Borrower may select, in accordance with Section 2.7, the Type of each Advance; provided, that there shall be no more than five (5) Interest Periods in effect with respect to all of the Loans at any time.

    2.3. Optional Payments.

    The Borrower may from time to time and at any time, upon notice to the Administrative Agent, repay or prepay, without penalty or premium, all or any part of outstanding Base Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, in an aggregate minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof; provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment.

    2.4. Reduction of Commitments.

    The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $2,500,000 in excess of that amount with respect thereto (unless the Aggregate Commitment is reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; subject, however, to the conditions that (i) that after giving effect to any concurrent prepayment of Loans in accordance with Section 2.3 and any concurrent reduction in the stated amount of the Letter of Credit pursuant to Section 3.1, the amount of the Aggregate Commitment may not be reduced below the Credit Exposure, (ii) the Borrower shall have paid all accrued facility fees with respect to that portion of the Aggregate Commitment reduced hereunder, together with all other amounts payable under the Loan Documents (including, without limitation Section 4.4 hereof) in connection with such reduction, on the effective date of such reduction and (iii) the Borrower’s delivery of such notice of reduction shall be deemed to be a certification by the Borrower that the representation and warranty set forth in Section 6.10 is true and correct on and as of the date of reduction with the same effect as if made on and as of such date.

    2.5. Method of Borrowing of Loans. Loans shall be available only to refinance Reimbursement Obligations, as provided in Section 3.5.

    2.6. Minimum Amount of Each Eurodollar Rate Advance. Each Eurodollar Rate Advance shall be in a minimum amount of $1,000,000 and in multiples of $500,000 if in excess thereof.

    2.7. Method of Selecting Types and Interest Periods for Conversion and Continuation of Outstanding Advances.

    (A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.2 and this Section 2.7, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided, that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

    (B) Automatic Conversion and Continuation. Each Base Rate Advance shall continue as a Base Rate Advance unless and until such Base Rate Advance is converted into a Eurodollar Rate Advance. Each Eurodollar Rate Advance shall continue in whole or in part as a Eurodollar Rate Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Advance shall be automatically converted into a Base Rate Advance unless the Borrower shall have given the Administrative Agent notice in accordance with Section 2.7(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Advance continue in whole or in part as a Eurodollar Rate Advance.

    (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.7(A) or 2.7(B), no Advance may be converted into or continued as a Eurodollar Rate Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

    (D) Interest Election Notice. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (an “Interest Election Notice”) of each conversion of a Base Rate Advance into a Eurodollar Rate Advance or continuation of a Eurodollar Rate Advance not later than 12:00 noon (New York time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Advance to be converted or continued; and (iii) the amount of Eurodollar Rate Advance(s) into which such Advance is to be converted or continued.

    2.8. Default Rate. After the occurrence and during the continuance of a Default described in Section 8.1(A) or (B) or, at the option of the Administrative Agent or at the direction of Required Lenders, after the occurrence and during the continuance of any other

Default, the interest rate(s) applicable to the each Advance shall be equal to the rate then applicable to such Advance plus two percent (2.0%) per annum.

    2.9. Method of Payment.

    All payments of principal, interest, fees and Reimbursement Obligations hereunder shall be made in Dollars, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.12(E)), in immediately available funds to the Paying Agent at the Paying Agent’s address specified pursuant to Article XIV, or at any other office of the Paying Agent specified in writing by the Paying Agent to the Borrower, by 2:00 p.m. (New York time) on the date when due. All payments made by the Borrower to the Paying Agent as provided herein shall be deemed received by the Lenders or the Issuing Bank for all purposes as between the Lenders or the Issuing Bank and the Borrower. The Administrative Agent shall notify the Paying Agent in advance of each such expected payment. The Paying Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or facility fees to the Administrative Agent or, with respect to payments to be made to the Issuing Bank, the Issuing Bank, and the Administrative Agent or the Issuing Bank (as the case may be) will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably to the to the Lenders, in each case to be applied in accordance with the terms of this Agreement. Payment of any amount due under Sections 2.12(E), 4.1, 4.2 and 4.4 shall be made by the Borrower directly to the applicable Lender.

    2.10. Evidence of Debt.

    (A) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender owing to such Lender hereunder from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (B) Notes Upon Request. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit E. In such event, the Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to the order of such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clause (A) above.

    2.11. Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

    2.12. Promise to Pay; Interest Payment Dates; Fees; Interest and Fee Basis; Taxes.

    (A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and, to the extent not refinanced by a Loan, Reimbursement Obligation incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

    (B) Interest Payment Dates. Interest accrued on each Base Rate Loan shall be payable on the last day of the month of each March, June, September and December and the Termination Date, commencing with the first such date to occur after the date hereof, upon any prepayment, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity.

    (C) Fees.

    Facility Fee. The Borrower agrees to pay to the Paying Agent (for the account of the Lenders) the fees set forth in the Fee Letter, payable at the times and in the amounts set forth therein.

    (D) Interest on Obligations; Interest and Fee Basis.

    (i) Subject to Section 2.8, the outstanding principal amount of each Advance shall bear interest at the rate per annum equal to (a) in the case of any Base Rate Advance, the sum of the Alternate Base Rate in effect from time to time plus the Lender Funding Supplement for such Advance, and (b) in the case of any Eurodollar Rate Advance, the sum of the Adjusted Eurodollar Rate for such Advance plus the Lender Funding Supplement for such Advance, in each case, from and including the date of the making of such Advance to (but not including) the date of repayment thereof. All other amounts payable hereunder (including interest not paid when due), if not paid when due, shall bear interest at a rate per annum equal to the sum of the Alternate Base Rate in effect from time to time plus 2.0%, accruing from the date when due until paid in full, and payable on demand.

    (ii) Interest on all Eurodollar Rate Advances and Base Rate Advances, other than when the Alternate Base Rate is based on Citibank’s base rate, shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Base Rate Advances when the Alternate Base Rate is based on Citibank’s base rate shall be calculated for actual days elapsed on the basis of a 365- or, when appropriate, 366-day year. Facility fees shall be calculated for actual days elapsed on the basis of a 360-day year consisting of 12 months of 30 days each. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

    (E) Taxes.

    (i) Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender, the Issuing Bank and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s, the Issuing Bank’s or the Administrative Agent’s, as the case may be, net income or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender, the Issuing Bank or the Administrative Agent, as the case may be, is incorporated or organized, maintains its principal office or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent, the Issuing Bank or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments, the Loans or the Letter of Credit being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, any Lending Installation, the Issuing Bank or any Agent, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.12(E)) such Lender, such Lending Installation, the Issuing Bank or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the Borrower shall make such deductions or withholdings, and (c) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (x) after the date of this Agreement, to such payments by the Borrower made to or for the account of the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (y) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans or the Commitments of such Lender.

    (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of the Letter of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letter of Credit (hereinafter referred to as “Other Taxes”).

    (iii) The Borrower hereby agrees to indemnify each Lender, the Issuing Bank and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.12(E)) paid by such Lender, the Issuing Bank or such Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender, the Issuing Bank or such Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender, the Issuing Bank or any Agent under this Section 2.12(E) submitted to the Borrower and each Agent (if a Lender is so submitting) by such Lender, the Issuing Bank or any Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

    (iv) With respect to any deduction or withholding for or on account of any Taxes or Other Taxes pursuant to this Section 2.12(E), and to confirm that all Taxes or Other Taxes required to be paid pursuant to this Section 2.12(E) have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the each Agent the original or a certified copy of a receipt evidencing payment thereof and such further certificates, receipts and other documents as may be required (in the judgment of such Lender or such Agent) to establish any tax credit to which such Lender or such Agent may be entitled.

    (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letter of Credit and the termination of this Agreement.

    (vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Borrower and each Agent on or before the date hereof, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Borrower or each Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (A) two (2) duly completed copies of either IRS Form W-8BEN, or IRS Form W-8ECI, or in either case, an applicable successor form; or (B) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(A), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form, in each case, certifying that such Lender is exempt from United States withholding tax and is entitled to receive payments under this Agreement without deduction for withholding of any United States federal taxes. Each Lender (other than a Non-U.S. Lender) shall, on or before the date on which it becomes a party to this Agreement, deliver to each of the Borrower and each Agent two duly completed copies of United States IRS Form W-9 (or any successor form) establishing that such Lender is a U.S. person (within the meaning of Section 7701(A)(30) of the Code) and is not subject to backup withholding. Each Lender further agrees to deliver to the Borrower and each Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and each Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and each Agent pursuant to this Section 2.12(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this Section 2.12(E)(vi) covenants and agrees to deliver to the Borrower and each Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

    Each Lender shall promptly furnish to the Borrower and each Agent such additional documents as may be reasonably required by the Borrower or such Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Notwithstanding any other provision of this Section 2.12(E), the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.12(E)(i), or to indemnify any Lender pursuant to Section 2.12(E)(iii), in respect of withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.12(E)(vi), (y) such form or forms and/or Exemption Certificate or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.12(E)(i), and to indemnify any such Lender pursuant to Section 2.12(E)(iii), in respect of withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of the Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.12(E)(i), or to indemnify any such Lender pursuant to Section 2.12(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Borrower.

    (vii) Upon the request, and at the expense of, the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this Section 2.12(E) shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (a) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (b) the Borrower shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

    2.13. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Interest Election Notice and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Base Rate Loan and Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

    2.14. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent, the Paying Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and other payments hereunder are to be made.

    2.15. Non-Receipt of Funds by the Paying Agent. Except as provided otherwise in Section 3.5, unless the Borrower notifies the Administrative Agent prior to the date on which it is scheduled to make payment of principal, interest or fees to the Paying Agent for the account of the Lenders that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Paying Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the

Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for each such day.

    2.16. Termination of Agreement. This Agreement shall be effective until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all of the Commitments shall have been terminated in accordance with the terms of this Agreement and (C) the Letter of Credit shall have expired, been canceled, terminated or cash collateralized or otherwise supported in an amount and in a manner satisfactory to the Administrative Agent and the Issuing Bank, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

    2.17. Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (a) failed to fund its Pro Rata Share of any Reimbursement Obligations that such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (b) requested compensation from the Borrower under Section 2.12(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender that are not being incurred generally by the other Lenders, (c) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, (d) has invoked Section 10.2, or (e) failed or refused to consent by the relevant time to any amendment, waiver, supplement, restatement, discharge or termination of any provision of this Agreement when requested by the Borrower and the Administrative Agent and with respect to which (A) the consent of each affected Lender is required under Section 9.3 and (B) each other affected Lender has so consented then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign, pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, at the cost and expense of the Borrower, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (a “Replacement Lender”), all or any portion of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all Loans owing to it, its Commitment and all of its participation interests in the Letter of Credit in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.12(E), 4.1 and 4.2 with respect to such Affected Lender and compensation payable under Section 2.12(C) in the event of any replacement of any Affected Lender under clause (b) (c), (d) or (e) of this Section 2.17; provided, that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12(E), 3.10, 4.1, 4.2, 4.4 and 10.7 (and each other provision of this Agreement or the other Loan Documents whereby the Borrower agrees to reimburse or indemnify the Lenders), as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto.

ARTICLE III: THE LETTER OF CREDIT FACILITY

    3.1. General. Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue and amend (including, without limitation, to increase or decrease the stated amount of, or to extend the expiry of, the Letter of Credit) at the request and for the account of the Borrower, a standby letter of credit substantially in the form of Exhibit F or in such other form as may be reasonably acceptable to the Issuing Bank and the Borrower (the “Letter of Credit”), at any time and from time to time from the date hereof until the fifth Business Day prior to the Stated Termination Date. The Issuing Bank shall not be under any obligation to issue the Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator binding upon the Issuing Bank shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law, rule, regulation or order of any Governmental Authority applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that the Issuing Bank in good faith deems material to it (unless the Borrower agrees, in its sole discretion, to reimburse the Issuing Bank for such unreimbursed amount on terms and conditions reasonably satisfactory to the Issuing Bank).

    3.2. Procedure for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of the Letter of Credit (or the amendment, renewal or extension of the Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at or before 12:00 noon, New York time on the Business Day immediately prior to the requested date of issuance, amendment, renewal or extension) a request for such action in substantially the form of Exhibit C hereto (a “Request for Letter of Credit”), specifying, as applicable, the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which the Letter of Credit is to expire (which shall comply with Section 3.3), the amount of the Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend the Letter of Credit. The Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of the Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the Credit Exposure shall not exceed the Aggregate Commitments. The Issuing Bank shall promptly (and in any event within one Business Day)

notify the Administrative Agent of each issuance, amendment, renewal, extension or expiry of the Letter of Credit, and shall provide to the Administrative Agent such other information as the Administrative Agent shall reasonably request as to the Letter of Credit.

    3.3. Expiration Date. The Letter of Credit shall expire at or prior to the date that is three Business Days prior to the Stated Termination Date.

    3.4. Participations. By the issuance of the Letter of Credit (or an amendment to the Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under the Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each L/C Draft paid by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of a Default or Unmatured Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges that the failure of any Lender to acquire participations pursuant to this Section in respect of the Letter of Credit shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to acquire such a participation as required.

    3.5. Reimbursement.

    If the Issuing Bank shall make payment under any L/C Draft, the Issuing Bank shall promptly notify the Borrower by telephone, telecopy or other telecommunication of the date and amount of such payment. The Borrower shall reimburse such payment on the date thereof; provided, that unless the Borrower shall have notified the Administrative Agent otherwise, the Borrower’s obligations shall be financed with a Base Rate Advance made under this Section 3.5 in an equivalent amount and, to the extent so financed, the Borrower’s obligation to reimburse such payment (such obligations being hereinafter referred to as a “Reimbursement Obligation”) shall be discharged and replaced by the resulting Base Rate Advance. If the Borrower fails or elects not to reimburse such Reimbursement Obligation on the date of the payment by the Issuing Bank under the applicable L/C Draft, the Administrative Agent shall notify each Lender of the amount thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of such Reimbursement Obligation, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Each Lender agrees to fund its Pro Rata Share of such Reimbursement Obligation on (i) the Business Day on which notice thereof is given to the Lenders by the Administrative Agent if such notice is given not later than 11:00 a.m. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such notice if such notice is given after such time. If and to the extent that any Lender shall not have made such amount available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Base Rate Loan made by such Lender on such Business Day for purposes of this Agreement.

    3.6. Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any resulting Reimbursement Obligation or Advance.

    3.7. Interim Interest.

    (A) Unless the Borrower shall satisfy any Reimbursement Obligation in full on the date of payment under the applicable L/C Draft, the unpaid amount thereof shall bear interest, for each day from and including the date payment under such L/C Draft is made to but excluding the date that the Borrower reimburses the applicable Reimbursement Obligation (whether through an Advance pursuant to Section 3.5 or otherwise), at the rate per annum then applicable to Base Rate Loans, payable on demand. Interest accrued pursuant to this Section shall be for the account of the Issuing Bank.

    (B) At any time after the Issuing Bank has made payment under any L/C Draft and has received from any Lender the proceeds of such Lender’s Loan in respect of such payment in accordance with Section 3.5, (x) if the Administrative Agent receives for the account of the Issuing Bank or (y) if the Issuing Bank receives, in either case, any payment in respect of the related Reimbursement Obligation or interest thereon or any return of the proceeds of such L/C Draft (whether directly from the Borrower, from the beneficiary of the Letter of Credit or otherwise), then, in the case of clause (y), the Issuing Bank will promptly remit such payment to the Administrative Agent, and, in either case, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Loan was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

    3.8. Indemnification; Exoneration.

    (A) In addition to amounts payable as elsewhere provided in this Article III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Paying Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, the Paying Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letter of

Credit other than, in the case of the Issuing Bank, to the extent resulting from its gross negligence or willful misconduct, or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

     (B) As among the Borrower, the Lenders, the Administrative Agent, the Paying Agent and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit by, the beneficiary of the Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent, the Paying Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of the Letter of Credit to comply duly with conditions required in order to draw upon the Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, electronic transmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under the Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Paying Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers under this Section 3.8.

     (C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letter of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the Issuing Bank, the Administrative Agent, the Paying Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     (D) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.8 shall survive the payment in full of principal and interest hereunder, the termination of the Letter of Credit and the termination of this Agreement.

ARTICLE IV: CHANGE IN CIRCUMSTANCES

     4.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date the relevant Lender became a party to this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

     (A) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.12(E), and excluding any other taxes for which such Lender has been reimbursed by the Borrower), or changes the basis of taxation of payments to any Lender in respect of its Commitment, Loans, its participation in the Letter of Credit or other amounts due it hereunder, or

     (B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Commitment, Loans or its participation in the Letter of Credit, or

     (C) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment, the Loans or its participation in the Letter of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with the Loans or Letter of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its Commitment, Loans or the interest received by it or by reference to the Letter of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Commitment, its Loans, or its participation in Letter of Credit, or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its participation in the Letter of Credit and its Commitment.

     4.2. Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Commitment, its Loans, its participation in the Letter of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its participation in, the Letter of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date the relevant Lender became a party to this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to such date or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date the relevant Lender became a party to this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date the relevant Lender became a party to this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date the relevant Lender became a party to this Agreement.

     4.3. Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Eurodollar Rate Loans are not available or (y) the interest rate applicable to Eurodollar Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of Eurodollar Rate Advances and require any Eurodollar Rate Advances to be repaid or converted into Base Rate Advances at the end of the Interest Period for the affected Loans.

     4.4. Funding Indemnification. If any payment of principal of a Eurodollar Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Loan is not made or continued, or a Base Rate Advance is not converted into a Eurodollar Rate Advance, in any such case, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Rate Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Loan.

     4.5. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender. Any demand for compensation pursuant to Section 2.12(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.12(E), 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under Sections 2.12(E), 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

     5.1. Conditions to Effectiveness and Issuance of the Letter of Credit. This Agreement shall not become effective, and the Issuing Bank shall not be required to issue the Letter of Credit unless the Borrower has furnished to the Administrative Agent each of the following (each dated the Effective Date, other than the financial statements referred to in paragraph (E)), with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

     (A) Copies of the Certificate of Incorporation of the Borrower together with all amendments thereto and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Agents or any Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act;

     (B) Copies, certified by the Secretary or Assistant Secretary of the Borrower of its By-Laws and of its board of directors’ resolutions authorizing the execution, delivery and performance by the Borrower of the Loan Documents;

     (C) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures (or facsimiles thereof) of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings and request the Letter of Credit hereunder, upon which certificate the Agents, the Issuing Bank and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

     (D) A certificate, in form and substance satisfactory to the Administrative Agent, signed by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, stating that on the Effective Date (both before and after giving effect to the issuance of the Letter of Credit on the Effective Date) (i) all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date), (ii) the Borrower is, and the Borrower and its Subsidiaries as a whole are, Solvent and (iii) no Default or Unmatured Default has occurred and is continuing;

     (E) (i) Satisfactory audited financial statements of the Borrower and its consolidated Subsidiaries with respect to the fiscal year of the Borrower ending on September 30, 2009, and (ii) satisfactory unaudited financial statements of the Borrower and its consolidated Subsidiaries with respect to the fiscal quarters ending on December 31, 2009, March 31, 2010 and June 30, 2010;

     (F) The written opinion of counsel to the Borrower, addressed to the Administrative Agent, the Issuing Bank and the Lenders, in form and substance acceptable to the Administrative Agent and its counsel; and

     (G) Such other documents as the Administrative Agent or its counsel may have reasonably requested.

Without in any way limiting the foregoing, this Agreement shall not become effective unless and until it has been executed by the Borrower, the Administrative Agent and the Lenders, and each such party has notified the Administrative Agent, the Issuing Bank by facsimile or electronic transmission that it has taken such action.

     5.2. Conditions to Certain Credit Events. The obligation of the Issuing Bank to issue, renew, extend or increase the amount of the Letter of Credit (other than pursuant to the terms thereof without any further action on the part of the Issuing Bank) is subject to the satisfaction of the condition that, at the time of and immediately after giving effect to such action, no Default or Unmatured Default shall have occurred and be continuing. Each such action shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the satisfaction of the condition described in this Section.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

     In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letter of Credit described herein, the Borrower represents and warrants as follows with respect to itself and its Subsidiaries to each Lender, the Administrative Agent and the Issuing Bank as of the date hereof and the Effective Date:

     6.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (to the extent such concept is applicable to such entity) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a Material Adverse Effect.

     6.2. Authorization, Validity and Enforceability. The Borrower has the corporate or other power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

     6.3. No Conflict; Consent. Neither the execution and delivery by the Borrower, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any other third party, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     6.4. Financial Statements. The September 30, 2009 audited annual consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect in the United States of America on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     6.5. Material Adverse Change. Since September 30, 2009, there has been no change in the business, condition (financial or otherwise), operations, performance or Properties of the Borrower and its Subsidiaries, as reflected in the audited annual consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended on such date described in Section 6.4, which has had or could reasonably be expected to have a Material Adverse Effect.

     6.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and such failures to file or pay, if any, as would not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by Section 7.2(B)(vii) or (ix). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     6.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the issuance of the Letter of Credit or the making of the Loans. The Borrower and its Subsidiaries have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6.4.

     6.8. Subsidiaries. Schedule 6.8 hereto contains an accurate list of all Subsidiaries of the Borrower existing on the date hereof, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     6.9. ERISA; Foreign Plans; Multiemployer Plans. Each Plan and each Foreign Plan complies with all applicable requirements of law and regulations and the provisions of the Plan documents except for a failure to comply which would not result in a material liability. No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code). Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment required under Section 412(m) of the Code and of a material amount on or before the due date for such installment or payment. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event which could reasonably be expected to subject the Borrower or a Controlled Group member to a material liability. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than for the payment of premiums. For purposes of this Section 6.9, “material” means any amount, noncompliance or other basis for liability which, individually or in the aggregate with each other basis for liability under this Section 6.9, could reasonably be expected to subject the Borrower to liability having a Material Adverse Effect.

     6.10. Disclosure. Each of the annual and quarterly reports required to be filed by the Borrower under Section 13(a) of the Exchange Act since September 30, 2009 and on or prior to the date hereof has been filed and, as of the respective dates thereof and as of the date hereof, such reports (as each such report may have been supplemented or revised by any subsequent report filed by the Borrower) did not contain and do not contain an untrue statement of a material fact and did not omit and do not omit to state a material fact necessary in order to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

     6.11. Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of, buying or carrying Margin Stock, and after applying the proceeds of each Advance, Margin Stock constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

     6.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

     6.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply therewith could reasonably be expected to have a Material Adverse Effect.

     6.14. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code). The Borrower and its Subsidiaries have not engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans (assuming that the Lenders do not fund any of the Loans with any “plan assets” as defined under ERISA) hereunder give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     6.15. Environmental Matters. In the ordinary course of its business, the Borrower considers the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect.

     6.16. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     6.17. Ownership of Properties. The Borrower and its Subsidiaries have good title, free of all liens other than those permitted by Section 7.2(B), to all of the assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and the Subsidiaries.

     6.18. Insurance. The Borrower and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

     6.19. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

     6.20. Solvency. After giving effect to (a) the transactions contemplated by this Agreement and the other Loan Documents and (b) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower is, and the Borrower and its Subsidiaries taken as a whole are, Solvent.

ARTICLE VII: COVENANTS

     The Borrower covenants and agrees on behalf of itself and its Subsidiaries that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of the Letter of Credit, unless the Required Lenders shall otherwise give prior written consent:

     7.1. Affirmative Covenants.

     (A) Reports by the Borrower. The Borrower will furnish to the Lenders, within 15 days after the Borrower is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act; or, if the Borrower is not required to file information, documents or reports pursuant to either of such Sections, then it will deliver to the Lenders, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. Notwithstanding anything to the contrary, the Borrower shall be deemed to have complied with the delivery requirements under clause (A) of this Section 7.1 by providing notification (which may be in electronic format) to the Lenders that the required documents are publicly available through the Borrower’s web site or other publicly available electronic medium and providing the hyperlink or appropriate other locational information for obtaining such information.

     (B) Statement as to Compliance. The Borrower will deliver to the Lenders, within 120 days after the end of each fiscal year (which at the date hereof ends on September 30), a written statement signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Borrower, stating that (i) a review of the activities of the Borrower during such year and of performance under this Agreement has been made under his supervision and (ii) to the best of his knowledge, based on such review, the Borrower has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to him and the nature and status thereof.

     (C) Securities to be Secured in Certain Events. If, upon any consolidation or merger of the Borrower with or into any corporation, or upon the conveyance or transfer by the Borrower of its properties and assets substantially as an entirety in accordance with Section 7.2(A) hereof to any Person, any Principal Property owned by the Borrower or a Restricted Subsidiary immediately prior thereto would thereupon become subject to any mortgage, security interest, pledge, lien or encumbrance not permitted by Section 7.2(B), the Borrower will, prior to such consolidation, merger, conveyance or transfer, by an instrument in form and substance satisfactory to the Administrative Agent, secure the due and punctual payment of the principal of and interest, if any, on the Obligations (equally and ratably with any other Indebtedness of the Borrower then entitled to be so secured) by a direct lien on such Principal Property, together with any other properties and assets of the Borrower or of any such Restricted Subsidiary, whichever shall be the owner of any such Principal Property, which would thereupon become subject to any such mortgage, security interest, pledge, lien or encumbrance, prior to all liens other than any theretofore existing thereon.

     7.2. Negative Covenants.

     (A) Consolidation, Merger, Conveyance or Transfer.

     (i) The Borrower shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (a) the corporation formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer the properties and assets of the Borrower substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia, and shall expressly assume, by an instrument in form and substance satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent, the due and punctual payment of the principal of and interest on all the Obligations and other amounts payable hereunder and the performance of every covenant of this Agreement and the other Loan Documents on the part of the Borrower to be performed or observed; (b) immediately after giving effect to such transaction, no Default and no Unmatured Default shall have occurred and be continuing; and (c) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such instrument comply with this Section 7.2(A) and that all conditions precedent herein provided for relating to such transaction have been complied with.

     (ii) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Borrower substantially as an entirety in accordance with this Section 7.2(A), the successor corporation formed by such consolidation or into which the Borrower is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents with the same effect as if such successor corporation had been named as the Borrower herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the other Loan Documents and may be liquidated and dissolved.

     (B) Limitations on Liens. The Borrower shall not at any time create, incur, assume or suffer to exist, and shall not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or suffer to exist, any Secured Debt without making effective provision (and the Borrower covenants that in such case it will make or cause to be made effective provision) whereby the Obligations then outstanding shall be secured equally and ratably with such Secured

Debt, so long as such Secured Debt shall exist; provided, however, that this Section 7.2(B) shall not prevent any of the following:

     (i) Secured Debt existing at the date of this Agreement;

     (ii) (a) any mortgage, security interest, pledge, lien or encumbrance on any property hereafter acquired (including acquisition through merger or consolidation) or constructed by the Borrower or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of construction to secure or provide for the payment of all or any part of the purchase price of such property or the cost of construction thereof, as the case may be; or (b) any mortgage on property (including any unimproved portion of partially improved property) of the Borrower or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction; or (c) the acquisition of property subject to any mortgage, security interest, pledge, lien or encumbrance upon such property existing at the time of acquisition thereof, whether or not assumed by the Borrower or such Restricted Subsidiary;

     (iii) liens on Capital Stock hereafter acquired by the Borrower or any Restricted Subsidiary, provided, that, the aggregate cost to the Borrower and its Restricted Subsidiaries of all Capital Stock subject to such liens does not exceed 15% of Consolidated Net Tangible Assets;

     (iv) any mortgage, security interest, pledge, lien or encumbrance: (a) securing Indebtedness of a corporation which is a successor to the Borrower to the extent permitted by Section 7.2(A); or (b) securing Indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary; or (c) securing Indebtedness of any Person outstanding at the time it is merged with, or all or substantially all of its properties are acquired by, the Borrower or any Restricted Subsidiary, provided, that, such mortgage, security interest, pledge, lien or encumbrance does not extend to any other properties of the Borrower or any Restricted Subsidiary; or (d) existing on the property or on the outstanding shares or Indebtedness of a corporation at the time it becomes a Restricted Subsidiary; or (e) created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Borrower or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency;

     (v) any mortgage, security interest, pledge, lien or encumbrance created in connection with any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Indebtedness secured by a mortgage, security interest, pledge, lien or encumbrance permitted by the foregoing provisions of this Section 7.2(B) upon the same property theretofore subject thereto (plus improvements on such property), provided, that, the amount of such Indebtedness outstanding at that time shall not be increased;

     (vi) liens, pledges or deposits made in connection with contracts (which term includes subcontracts under such contracts) with or made at the request of the United

States or any department or agency thereof, insofar as such liens, pledges or deposits relate to property manufactured, installed or constructed by or to be supplied by, or property furnished to, the Borrower or a Restricted Subsidiary pursuant to, or to enable the performance of, such contracts, or property the manufacture, installation, construction or acquisition of which is financed pursuant to, or to enable the performance of, such contracts; or deposits or liens, made pursuant to such contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such contracts, or of or upon any materials or supplies acquired for the purpose of the performance of such contracts; or the assignment or pledge, to the extent permitted by law, of the right, title and interest of the Borrower or a Restricted Subsidiary in and to any such contract, or in and to any payments due or to become due thereunder, to secure Indebtedness incurred for funds or other property supplied, constructed or installed for or in connection with the performance by the Borrower or such Restricted Subsidiary of its obligations under such contracts;

     (vii) mechanics’, materialmen’s, carriers’ or other like liens, and pledges or deposits made in the ordinary course of business to obtain the release of any such liens or the release of property in the possession of a common carrier; good faith deposits in connection with tenders, leases of real estate or bids or contracts (other than contracts involving the borrowing of money); pledges or deposits to secure public or statutory obligations; deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

     (viii) any mortgage, security interest, pledge, lien or encumbrance arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Borrower or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;

     (ix) the liens of taxes, assessments or other governmental charges or levies not at the time due, or the validity of which is being contested in good faith;

     (x) judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

     (xi) easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

     (xii) the landlord’s interest under any lease of property;

     (xiii) leases granted to others in the ordinary course of business;

     (xiv) Sale and Lease-Back Transactions (as defined in Section 7.2(C)) to the extent permitted by Section 7.2(C); and

     (xv) contracts for the manufacture, construction, installation or supply of property, products or services providing for a mortgage, security interest, pledge, lien or encumbrance upon advance, progress or partial payments made pursuant to such contracts and upon any material or supplies acquired, manufactured, constructed, installed or supplied in connection with the performance of such contracts to secure such advance, progress or partial payments.

Notwithstanding the foregoing provisions of this Section 7.2(B), the Borrower and any one or more Restricted Subsidiaries may create, incur, assume or suffer to exist Secured Debt that would otherwise be subject to the foregoing restrictions in an aggregate amount that, together with all other Secured Debt of the Borrower and its Restricted Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted under paragraphs (i) through (xv) above) and the aggregate value of the Sale and Lease-Back Transactions in existence at such time (not including Sale and Lease-Back Transactions the proceeds of which have been or will be applied in accordance with paragraph (b) of Section 7.2(C)), does not at the time exceed 15% of Consolidated Net Tangible Assets.

     (C) Limitations on Sale and Lease-Back. The Borrower will not, and will not permit any Restricted Subsidiary to, sell or transfer (except to the Borrower or one or more Restricted Subsidiaries, or both) any Principal Property owned by it and which has been in full operation for more than 180 days prior to such sale or transfer with the intention (i) of taking back a lease on such property, except a lease for a temporary period (not exceeding 36 months), and (ii) that the use by the Borrower or such Restricted Subsidiary of such property will be discontinued on or before the expiration of the term of such lease (any such transaction being herein referred to as a “Sale and Lease-Back Transaction”), unless:

     (a) the Borrower or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 7.2(B) hereof, to incur Secured Debt equal in amount to the amount realized or to be realized upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Obligations; or

     (b) the Borrower or a Restricted Subsidiary shall, within 180 days of the effective date of any such transaction, apply an amount equal to the value of the property so leased (x) to the retirement (other than any mandatory retirement) of Consolidated Funded Debt or Indebtedness then outstanding of the Borrower or any Restricted Subsidiary that was Funded Debt at the time it was created (other than Consolidated Funded Debt or such other Indebtedness owned by the Borrower or any Restricted Subsidiary), or (y) to the purchase of Principal Property having a value at least equal to the value of such property; provided, however, that the amount to be so applied pursuant to the preceding clause (x) or (y) shall be reduced by (1) the principal amount of any reduction within 180 days of the effective date of any such transaction of the Commitments, and (2) the principal amount of Consolidated Funded Debt or Indebtedness that was Funded Debt at the time it was created (other than Funded Debt hereunder) retired by the Borrower or a Restricted Subsidiary within 180 days of the effective date of any such transaction; or

     (c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Borrower or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency.

The term “value” shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the property leased pursuant to such Sale and Lease-Back Transaction and (ii) the fair value of such property at the time of entering into such Sale and Lease-Back Transaction, as determined by the board of directors, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

     (D) Limitations on Change in Subsidiary Status. The Borrower may not designate any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary other than in compliance with to the provisions set forth below:

     (i) the Borrower will not permit any Subsidiary to be designated as an Unrestricted Subsidiary unless at the time of such designation the Subsidiary so designated does not own, directly or indirectly, any Capital Stock of any Restricted Subsidiary or any Funded Debt or Secured Debt of the Borrower or any Restricted Subsidiary;

     (ii) the Borrower will not permit any Restricted Subsidiary to be designated as, or otherwise to become, an Unrestricted Subsidiary unless immediately after such Restricted Subsidiary becomes an Unrestricted Subsidiary, no Default and no Unmatured Default shall exist;

     (iii) the Borrower will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary, no Default and no Unmatured Default shall exist; and

     (iv) promptly after the designation of any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, there shall be delivered to the Administrative Agent an Officers’ Certificate stating that the provisions of this Section have been complied with in connection with such designation.

ARTICLE VIII: DEFAULTS

     8.1. Defaults. Each of the following occurrences shall constitute a “Default” under this Agreement:

     (A) Default in the due and punctual payment of any interest upon any Loan within five (5) days after the same becomes due.

     (B) Default in the due and punctual payment of the principal of any Loan as and when the same shall become due and payable, or default in the due and punctual payment of any facility fee within five (5) days after the same becomes due; or

     (C) Failure on the part of the Borrower to duly observe or perform any other of the covenants or agreements on the part of the Borrower contained in any Loan Document (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) for a period of ninety (90) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Administrative Agent, or to the Borrower and the Administrative Agent by the Required Lenders; or

     (D) The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower in an involuntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or

     (E) The commencement by the Borrower of a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action; or

     (F) Default as to Other Indebtedness. The failure of the Borrower to pay when due any Material Indebtedness; or the default by the Borrower in the performance of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION; WAIVERS, AMENDMENTS AND REMEDIES

     9.1. Termination of Obligation with Respect to the Letter of Credit.

     (A) If any Default occurs, then the Paying Agent (in the case of a Default described in Section 8.1(A) or (B) but only to the extent that the Administrative Agent shall have previously notified the Paying Agent of any expected payment pursuant to Section 2.9) shall promptly provide notice of such Default to the Administrative Agent, and the Administrative Agent, upon receipt of such notice from the Paying Agent, and in the case of any other Default, shall, at the request of the Required Lenders, take either or both of the following actions, at the same or different times: (i) terminate the obligation of the Issuing Bank to issue, amend and extend the Letter of Credit hereunder (without affecting the obligation of each Lender to participate in the Letter of Credit as provided in Article III) and (ii) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

     (B) If, after acceleration of the maturity of the Obligations or termination of the obligation of the Issuing Bank to issue, amend and extend the Letter of Credit hereunder as a result of any Default (other than any Default as described in Section 8.1(D) or (E)) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     9.2. Preservation of Rights. No delay or omission of the Lenders, the Issuing Bank or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of the Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of the Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Issuing Bank and the Lenders until the Obligations have been paid in full in cash.

     9.3. Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender) affected thereby:

     (i) Postpone or extend the Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender;

     (ii) Reduce the principal amount, or amortization, of any Loans or Reimbursement Obligations, or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that (a) modifications to the provisions relating to prepayments of Loans and other Obligations and (b) a waiver or other modification of the application of the default rate of interest pursuant to Section 2.8 hereof shall, in each case, only require the approval of the Required Lenders;

     (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”;

     (iv) Increase the amount of the Commitment of any Lender hereunder or increase any Lender’s Pro Rata Share;

     (v) Permit the Borrower to assign its rights under this Agreement; or

     (vi) Amend this Section 9.3.

No amendment of any provision of this Agreement relating to (a) an Agent shall be effective without the written consent of such Agent, or (b) the Issuing Bank shall be effective without the written consent of the Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

ARTICLE X: GENERAL PROVISIONS

     10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement, the issuance of the Letter of Credit and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations).

     10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     10.3. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.

     10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     10.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Issuing Bank and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the Issuing Bank and the Lenders relating to the subject matter thereof other than any prior agreements and understandings that are expressly stated to survive the effectiveness hereof.

     10.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     10.7. Expenses; Indemnification.

     (A) Expenses. The Borrower shall reimburse the Administrative Agent for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, distribution (including, without limitation, via the internet) and administration of the Loan Documents, including (without limiting the generality of the foregoing), consultant’s fees and expenses (provided, so long as no Default or Unmatured Default has occurred and is continuing, such consultant is engaged with the consent of the Borrower). The Borrower also agrees to reimburse the Administrative Agent, the Issuing Bank, the Paying Agent and the Lenders for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Administrative Agent, the Issuing Bank, the Paying Agent and the Lenders) paid or incurred by the Administrative Agent, the Issuing Bank, the Paying Agent or any Lender in connection with the collection of the Obligations and protection of rights under, and enforcement of, the Loan Documents, including any such expenses incurred during any workout, restructuring or negotiations in respect of any of the Obligations.

     (B) Indemnity. The Borrower further agrees to defend, protect, indemnify and hold harmless the Administrative Agent, the Paying Agent, each Lender and the Issuing Bank and each of their respective Affiliates, and each of such Agents’, Lenders’, Issuing Bank’s and Affiliates’ respective officers, directors, trustees, investment advisors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in the Letter of Credit hereunder, the management of such Loans or the Letter of Credit, the use or intended use of the proceeds of the Loans or the Letter of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Laws arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Notwithstanding any other provision herein, the Paying Agent shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ fees (“Losses”) incurred or asserted by any party hereto or any third party, except those Losses arising out of the gross negligence or willful misconduct of the Paying Agent. In no event shall the Paying Agent be liable to any party hereto or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall the Paying Agent be liable for any Losses due to forces beyond the control of the Paying Agent, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; provided, however, that if Paying Agent is not maintaining such back-up systems and disaster recovery capabilities as are required by its regulators, it may not invoke the forgoing provision in respect of any Losses which would have been avoided if it had maintained the back-up systems and disaster recovery capabilities required by its regulators. In no event shall the Paying Agent be required to expend its own funds hereunder to make payments under the Agreement. The Paying Agent shall not be required to invest or pay interest on any funds delivered to it pursuant to this Agreement. Except with respect to any Event of Default set forth at Section 8.1(A) and (B), the Paying Agent shall not be charged with knowledge of the existence of any Default until the Paying Agent has received notice thereof or an officer charged with the administration of the Agreement has actual knowledge thereof.

     (C) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement and the other Loan Documents unless such settlement releases all Indemnitees from any and all liability with respect thereto.

     (D) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.7 and each other provision hereunder or in any other Loan Document whereby the Borrower or any of its Subsidiaries agrees to reimburse or indemnify any Indemnitee shall survive the termination of this Agreement.

     10.8. Numbers of Documents. All statements, notices, closing documents and requests hereunder (other than (i) notices described in the first sentence of Section 2.13 and (ii) notices and other communications delivered to the Administrative Agent and the Lenders by electronic communication in accordance with Section 14.1(B)) shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     10.9. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation or legal process, (v) to any Person as may be required by law in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in interest rate swap agreements or credit derivative transactions relating to the Loans or to legal counsel, accountants and other professional advisors to such counterparties, (vii) as permitted by Section 13.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

     10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

     10.12. GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE PAYING AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWER AND THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE PAYING AGENT OR THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) NON-EXCLUSIVE JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW

YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE PAYING AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

     (B) SERVICE OF PROCESS.

     THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE PAYING AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     (C) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XI: THE ADMINISTRATIVE AGENT AND THE PAYING AGENT

     11.1. Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Paying Agent as its agent and authorizes the Administrative Agent and the Paying Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Paying Agent, as applicable, by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     11.2. Rights as Lender. Any bank serving as the Administrative Agent or the Paying Agent hereunder shall have the same rights and powers in its capacity as a Lender or the Issuing Bank as any other Lender and may exercise the same as though it were not the Administrative Agent or the Paying Agent, as applicable, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary thereof or other Affiliate thereof as if it were not the Administrative Agent or the Paying Agent, as applicable, hereunder.

     11.3. Duties and Obligations. Neither Agent shall have any duties or obligations except those expressly set forth for such Agent herein. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders and (c) except as expressly set forth herein, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.1) to the extent required by Section 9.1 or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     11.4. Reliance on Documents and Counsel. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     11.5. Subagents and Successors.

     (A) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through its Affiliates. The exculpatory provisions of the preceding subsections shall apply to any such subagent and to the Affiliates of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     (B) Subject to the appointment and acceptance of an appropriate successor Agent as provided in this subsection, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which must be a bank or trust Borrower with an office in New York, New York, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those, if any, payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 10.7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent. Notwithstanding the foregoing and regardless of whether a successor Paying Agent shall have been appointed, the resignation of the Paying Agent shall be effective 90 days after it gives notice of its resignation.

     11.6. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE XII: SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS

     12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations (other than payments received pursuant to Section 2.12(E), 4.1, 4.2 or 4.4 or as otherwise provided herein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable share of the relevant Obligations in accordance with Section 12.4. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

     12.3. Relations Among Lenders.

     (A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

     (B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

     12.4. Disclosure. The Borrower and each Lender hereby acknowledge and agree that each Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

     12.5. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

     12.6. Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agents, the Issuing Bank and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall have no right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender and the Issuing Bank, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 (except as otherwise consented to in accordance with the terms of this Agreement) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(C). The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements or credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Agents may treat the Person which made any Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that each Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any promissory note issued hereunder to direct payments relating to such Loan or promissory note issued hereunder to another Person. Any assignee of the rights to any Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

     13.2. Participations.

     (A) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loans of such Lender, any promissory note issued hereunder held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

     (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

     (C) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Section 2.12(E), Article IV and Section 10.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.12(E), Article IV or Section 10.7 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower and (ii) any Participant agrees to comply with the provisions of Section 2.12(E) and Article IV to the same extent as if it were a Lender.

     13.3. Assignments.

     (A) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower, either be in an amount equal to the entire Commitment of the assigning Lender or (unless each of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower otherwise consents) be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The amount of the assignment shall be based on the Commitment subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

     (B) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent and the Issuing Bank shall be required prior to an assignment becoming effective; provided, that no such consent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

     (C) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and/or Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and/or Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders, the Administrative Agent or the Issuing Bank. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Each partial assignment hereunder shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 (except as otherwise consented to in accordance with the terms of this Agreement) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. With respect to each assignment under this Section 13.3(C), the Purchaser, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

     (D) Replacement Notes. Upon the consummation of any assignment to a Purchaser hereunder, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or, if the Termination Date has occurred, their respective Obligations) or Loans, as applicable, as adjusted pursuant to such assignment.

     (E) The Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Paying Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Paying Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     13.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

     13.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.12(E) and Article IV.

ARTICLE XIV: NOTICES

     14.1. Giving Notice.

     (A) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.1(B)), all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (w) if to the Borrower, at the address or facsimile number of the Borrower set forth on the signature pages hereof, (x) in the case of any Agent or the Issuing Bank, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agents and the Borrower in accordance with the provisions of this

Section 14.1(A). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     (B) Electronic Communications.

     (i) Notices and other communications to the Paying Agent, the Lenders or the Issuing Bank may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided, that the foregoing shall not apply to notices to the Paying Agent, any Lender or the Issuing Bank pursuant to Article II if the Paying Agent, such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided, that such determination or approval may be limited to particular notices or communications.

     (ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     14.2. Change of Address. The Borrower and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender. Each Lender may change the address for service of notice upon it by a notice in writing to the Borrower and the Administrative Agent.

     14.3. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The

Administrative Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE XV: COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

The remainder of this page is intentionally blank.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agents have executed this Agreement as of the date first above written.

ARVINMERITOR, INC.,
as Borrower

By	/s/ Jeffrey Craig
Name: Jeffrey Craig
Title: Senior Vice President and
Chief Financial Officer

213 West Maple Road
Troy, MI 48084
Attention: Kevin Nowlan – VP & Treasurer
Telecopy: (248) 435-0663

CITICORP USA, INC., as
Administrative Agent and Issuing Bank

By	/s/ Wayne Beckman
Name: Wayne Beckman
Title: Vice President

388 Greenwich Street, 23rd Floor
New York, NY 10013
Attention: Sarah Turner
Telecopy: (646) 291-1794

THE BANK OF NEW YORK MELLON,
as Paying Agent

By	/s/ Michael L. Jamison
Name: Michael L. Jamison
Title: Vice President

The Bank of New York Mellon
Dealing and Trading
101 Barclay Street 7 West
New York, NY 10286
Attention: Candace Clarke
Telecopy: (212) 815-4000

CITIBANK, N.A., as
Lender

By	/s/ Wayne Beckman
Name: Wayne Beckman
Title: Managing Director

Signature Page to Credit Agreement

EXHIBIT A
TO
CREDIT AGREEMENT

Commitments

Lender	Commitment
Citibank, N.A.	$10,000,000

Total	$10,000,000